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                                                                   PRESS RELEASE
 CORPORATION
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FOR IMMEDIATE RELEASE

November 27, 2000

                           NVE CORPORATION IS LAUNCHED

EDEN PRAIRIE, MN--The shareholders of Premis Corporation, a publicly traded corporation, and Nonvolatile Electronics, Inc., a privately held corporation, have approved the merger of the two companies. The surviving public company is NVE Corporation and its Board of Directors will be the previous Nonvolatile Electronics, Inc. Board of Directors.

Dr. James Daughton, Chairman and President of NVE stated, "NVE is pleased that the merger with Premis Corporation has been completed. The new NVE should now be stronger and better able to develop and market its products in its fast growing and competitive marketplace. NVE will be better positioned to build value for its shareholders." He went on to say, "The dedicated employees of NVE, its management and its Board are committed to the future success, growth and profitability of NVE."

"This merger will give us greater access to the equity market and recognition in the financial community for our strong leadership position in applying Giant Magnetoresistive (GMR) materials and Magnetic Tunnel Junction (MTJ) devices to magnetic sensors, isolators and Magnetoresistive Random Access Memory (MRAM). Our customers are recognized leaders in their fields and are using these technologies in next generation products. Today, our products are being applied in the industrial automation, telecommunications, medical, automotive, biomedical, military and aerospace markets."

NVE Corporation is an ISO-9001 certified electronics component manufacturer located in Eden Prairie, Minnesota specializing in the combination of magnetically sensitive materials with integrated circuits. It currently has 15 issued US Patents and 2 foreign patents with additional patents pending.

Further information on NVE Corporation and its products can be obtained from NVE at 11409 Valley View Road, Eden Prairie, MN 55344-3617, (952) 996-1636, FAX
(952) 996-1600, email: investor@nve.com or visit its web site: www.nve.com.

Information regarding the exchange of Premis stock as well as the new stock exchange symbol will be posted on the NVE web site, as that information becomes available.

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                                 NVE CORPORATION
              11409 Valley View Road - Eden Prairie, MN 55344-3617
                 Telephone: (952) 829-9217 - FAX: (952) 996-1600
               E-mail: investor@nve.com - WWW: http://www.nve.com